Exhibit 10.9

Execution Version

TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

May 28, 2010

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Re:	Transaction and Monitoring Fee Letter

Ladies and Gentlemen:

This letter serves to confirm the retention by American Tire Distributors, Inc. (the “Company”) of TPG Capital, L.P. (“TPG”) to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, “American Tire”), as follows:

1. The Company has retained us, and we hereby agree to accept such retention, to provide to American Tire, when and if called upon, certain management, consulting and financial services of the type customarily performed by us. The Company agrees to pay us a fee in an amount equal to 2.0% of “Adjusted EBITDA” (as defined in the Senior Secured Notes Indenture, dated as of May 28, 2010, among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., Am-Pac Tire Dist. Inc., and the Bank of New York Mellon Trust Company, N.A., as Trustee) calculated on a quarterly basis (the “Monitoring Fee”). Commencing July 6, 2010, each payment of the Monitoring Fee shall be payable in quarterly installments in arrears at the end of each fiscal quarter (with the first such payment prorated for days elapsed between the Closing Date (as defined in the Merger Agreement) and last day of such fiscal quarter). All amounts paid by the Company to TPG pursuant to this paragraph shall be made by wire transfer of same-day funds in the respective proportions and to the respective bank accounts designated by TPG, and shall not be refundable under any circumstances.

To the extent the Company is not permitted to pay the Monitoring Fee by reason of any prohibition on such payment pursuant to the terms of any debt financing agreement or instrument of American Tire, the payment by the Company to TPG of the Monitoring Fee shall not be due and payable until immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under the applicable agreement or instrument and the Company is otherwise able to make such payment, and (ii) total or partial liquidation, dissolution or winding up of the Company.

The parties hereto acknowledge and agree that an objective of the Company is to maximize value for its direct and indirect equityholders, which may include the consummation by American Tire or a successor or affiliated entity of an initial public offering of capital stock (an “IPO”), the sale of all or substantially all of the Company’s assets or a change of control transaction. An IPO, sale of all or substantially all of the Company’s assets or a change of control transaction are each referred to as a “Buyout Event”. The services provided to the Company by TPG will include assistance in facilitating the consummation of a Buyout Event, should the Company determine to pursue such a transaction. In the event a Buyout Event is consummated, upon the written request of TPG, in lieu and in termination of any further right to receive the Monitoring Fee following the Buyout Event, the Company shall pay on the date of consummation of such Buyout Event, an aggregate termination fee of $12.5 million dollars ($12,500,000.00) in cash. Such amount shall be paid to TPG on the day immediately prior to the consummation of the Buyout Event in the respective proportions and to the respective bank accounts designated by TPG, and shall not be refundable under any circumstances.

2. In consideration for our structuring services rendered in connection with the transactions contemplated in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 20, 2010, as amended, by and among American Tire Distributors Holdings, Inc., Accelerate Holdings Corp. (“Buyer”), Accelerate Acquisition Corp., a wholly-owned subsidiary of Buyer, and Investcorp International, Inc., as Stockholder Representative (the “Transaction”), which such services included, but were not limited to, financial advisory services and capital structure review, the Company agrees to also pay a one-time transaction fee to us in a total amount equal to $12.5 million dollars ($12,500,000.00) in cash, payable concurrently with the completion of the Transaction. All amounts paid pursuant to this Section 2 shall be paid in the respective proportions and to the respective bank accounts designated by TPG and shall not be refundable under any circumstances.

3. TPG may also invoice the Company for additional fees in connection with equity financing transactions, acquisition or divestiture transactions, recapitalizations, reorganization, change of control transactions or any similar extraordinary transaction involving American Tire (each, a “Subsequent Transaction”) or in the event that TPG, or any of its affiliates, perform services for American Tire above and beyond those called for by this agreement. Upon the consummation of any Subsequent Transaction, the Company shall pay TPG a transaction fee in an amount equal to 1% of the Transaction Value of such Subsequent Transaction or such other amount as may be mutually agreed by TPG and the Company in the respective proportions and to the respective bank accounts designated by TPG, and shall not be refundable under any circumstances. As used herein, “Transaction Value” means the total gross value of the applicable Subsequent Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Subsequent Transaction (excluding any fees payable pursuant to this paragraph 3), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Subsequent Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Subsequent Transaction. For purposes of calculating a transaction fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Subsequent

Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually reasonably agreed between TPG and the Company, on the day prior to consummation of such Subsequent Transaction.

4. In addition to any fees that may be payable to us under this agreement, the Company also agrees to reimburse us and our affiliates, from time to time upon request, for all reasonable out-of-pocket costs and expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and/or the Transactions, including travel expenses and fees and expenses of any independent professionals and organizations, including independent accountants, outside legal counsel and consultants.

5. Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than American Tire’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

6. We shall act as an independent contractor, with duties solely to American Tire. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

7. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

8. This agreement shall continue in effect from year to year unless amended or terminated by mutual consent of the Company and TPG.

9. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

10. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

11. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

12. The Company (on behalf of itself and the other members of American Tire) hereby acknowledges and agrees that the services provided by TPG hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, between the Company and TPG (as the same may be amended from time to time, the “Indemnification Agreement”). Except in cases of gross negligence or willful misconduct, none of TPG, their respective affiliates or any of their respective employees, officers, directors, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of American Tire for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder.

13. Any notices or other communications required or permitted by this agreement will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to TPG:

TPG Capital, L.P,

345 California Street

Suite 3300

San Francisco, CA 94104

Attention: General Counsel

Facsimile: (415) 743-1503

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Andrew W. Smith

Facsimile: (212) 455-2502

if to American Tire:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Attention: Michael Gaither

Facsimile: (704) 947-1919

14. It is expressly understood that the foregoing Sections 3-7 and 10-13 in their entirety, survive any termination of this agreement.

15. This agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

TPG Capital, L.P.
By: Tarrant Capital, LLC

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

AGREED TO AND ACCEPTED BY:

American Tire Distributors, Inc.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Executive Vice President, General Counsel and Secretary